First Connecticut Bancorp, Inc. (Farmington Bank)
Announces Completion of Stock Offering

Farmington, Connecticut, June 29, 2011 – First Connecticut Bancorp, Inc., the holding company for Farmington Bank announced that it closed its initial public stock offering today. Shares of First Connecticut Bancorp, Inc. (CUSIP Number 319850 10  3) will begin trading  Thursday, June 30, 2011, on The Nasdaq Global Market under the symbol “FBNK.”

First Connecticut Bancorp, Inc. sold 17,192,500 (adjusted maximum of the subscription range)  shares of its common stock at $10.00 per share for total gross proceeds of $171, 925,000. The offering was oversubscribed by eligible account holders as of December 31, 2009.  Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in First Connecticut Bancorp, Inc.’s (the Mutual Holding Com pany “MHC”) plan of conversion and reorganization (the “Plan of Reorganization”). Supplemental eligible account holders as of March 31, 2011 will not have their orders filled.  For other questions, please contact the Stock Information Center at (877) 860-2086 (toll free).  Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

In addition, First Connecticut Bancorp, Inc. will contribute 687,700 shares to the Farmington Bank Community Foundation, Inc., which equals 4% of the common stock sold in the offering. Farmington Bank’s Employee Stock Ownership Plan intends to purchase 1,430,416 shares of common stock in the aftermarket , equal to a combined 8.0% of the shares sold in the offering  and shares issued to the Farmington Bank Community Foundation, Inc.

The reorganization involved Farmington Bank’s former owner, the MHC and Farmington Bank completing a mutual-to-stock reorganization pursuant to the Plan of Conversion and Reorganization.  Under the Plan of Reorganization, the MHC reorganized from the mutual holding company structure to a stock holding company structure, with First Connecticut Bancorp, Inc. issuing shares of its common stock in the initial public offering.  With the completion of the reorganization and offering, First Connecticut Bancorp, Inc. will be 100% owned by public shareholders, and the MHC will cease to exist.

John J. Patrick, Jr., the Chairman, President and Chief Executive Officer of First Connecticut Bancorp, Inc. and Farmington Bank, stated “Our Board of Directors and employees of Farmington Bank are grateful for the strong support and interest in our offering from our depositors.  We will work hard to respect that support, using our best efforts to attain our bank’s strategic goals and, in the process, deliver long-term value to our new stockholders.”  Mr. Patrick added, “This was a team effort, and each of our customers, employees and directors shares in our success.  The offering proceeds will ensure Farmington Bank remains strong and continues to meet the needs of our customers and the community,  and will allow us to continue our growth strategy in the  Central Connecticut market and beyond.”

The subscription offering was managed by Keefe, Bruyette & Woods, Inc.  Hinckley Allen & Snyder, LLP. acted as counsel to First Connecticut Bancorp, Inc. and Farmington Bank.  Luse Gorman Pomerenk & Schick, P.C. acted as counsel to Keefe, Bruyette & Woods, Inc.

Farmington Bank is headquartered in Farmington, Connecticut and operates through 16 full service branch offices and 4 limited service offices located throughout in Hartford County, Connecticut.

This press release contains certain forward-looking statements about the reorganization and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Reorganization, difficulties in selling the stock of First Connecticut Bancorp, Inc. or in selling the stock of First Connecticut Bancorp, Inc. within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the MHC and its subsidiaries are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

Investors are able to obtain all documents filed with the SEC by First Connecticut Bancorp, Inc. free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by First Connecticut Bancorp, Inc. are available free of charge by contacting the Stock Information Center at (877) 860-2086.

The shares of common stock are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contact: John J. Patrick, Jr. 860-284-4110

Press inquiries: Tom Andrea,  Sullivan & LeShane Public Relations, 860-869-3576